Contact:	Investor Relations CKE Restaurants, Inc. 805-745-7750

CKE RESTAURANTS®, INC. REPORTS PERIOD FOUR SAME-STORE SALES

CARPINTERIA, Calif. – May 26, 2010 – CKE Restaurants, Inc. (NYSE: CKR) announced today period four company-operated same-store sales for the period ended May 17, 2010, for Carl’s Jr.® and Hardee’s®.

Brand	Period 4		First Quarter
	FY 2011	FY 2010	FY 2011	FY 2010
Carl’s Jr.	-5.2%	-6.2%	-6.1%	-5.1%
Hardee’s	0.6%	0.0%	-1.2%	+2.5%
Blended	-2.6%	-3.5%	-3.9%	-1.8%

“Both Carl’s Jr. and Hardee’s same-store sales improved from the third period and from the comparable period of the prior year” said Andrew F. Puzder, Chief Executive Officer. “While Carl’s Jr. continued to be negatively impacted by the poor economic conditions and high unemployment rates in our core California market, for Hardee’s, period 4 marks the third consecutive period of positive same-store sales results. Regardless of when the overall economy turns around, we remain steadfastly focused on protecting our brand image for the long run while trying to grow same-store sales in the short run. Given the state of the economy, I’m proud of our profitability and we will continue to focus on the excellent value-for-the money of our premium products and new initiatives to improve same-store sales and increase market share.

“One example of the adoption of these initiatives at our Carl’s Jr. locations is the introduction of the Teriyaki Chicken Sandwich, which includes a charbroiled chicken breast, sweet-and-savory teriyaki glaze, charbroiled Dole® pineapple, Swiss cheese, lettuce, red onion, tomato and mayonnaise, all on a honey-wheat bun.”

Period Four Revenue Trends
For period four, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Brand	Period 4		First Quarter
($ in millions)	FY 2011	FY 2010	FY 2011	FY 2010
Carl’s Jr.	$44.9	$46.8	$182.3	$192.1
Hardee’s	$38.1	$38.1	$148.6	$151.0
Total	$83.0	$84.9	$330.9	$343.1

For period four, trailing-13 period average unit volume from company-operated restaurants was as follows:

Brand	Period 4
($ in thousands)	FY 2011	FY 2010
Carl’s Jr.	$1,412	$1,507
Hardee’s	$1,001	$1,010
Blended	$1,194	$1,238

As has been the practice, the Company is providing general insight on selected items for the first quarter of fiscal 2011. However, investors should be aware that the Company has yet to complete its review of the cost components for the full quarter, and that there may be other material trends or items which could adversely or positively impact operating expenses or the Company’s business in general.

“On a consolidated basis, fiscal 2011 first quarter restaurant level margin as a percentage of company-operated restaurants revenue is anticipated to decrease to 16.3 percent to 16.6 percent as compared to the first quarter of fiscal 2010, when consolidated restaurant level margin was 19.9 percent,” said Ted Abajian, Executive Vice President and Chief Financial Officer.

“We anticipate food and packaging costs as a percentage of company-operated restaurants revenue to be 100 to 110 basis points higher than our results for the first quarter of fiscal 2010. In the prior year first quarter, food and packaging costs on a consolidated basis were 28.7 percent of company-operated restaurants revenue.

“We expect labor and employee benefit costs as a percentage of company-operated restaurants revenue to be 125 to 135 basis points higher than our results for the first quarter of fiscal 2010. In the prior year first quarter, labor and employee benefit costs on a consolidated basis, were 28.4 percent of company-operated restaurants revenue.

“We anticipate consolidated occupancy and other costs as a percentage of company-operated restaurants revenue for the first quarter will be approximately 105 to 115 basis points higher than the results reported in the first quarter of fiscal 2010 primarily due to an increase in depreciation expense of approximately 70 basis points related to our ongoing remodel program and the deleveraging impact of our blended same-store sales decline during the first quarter of fiscal 2011. In the prior year first quarter, occupancy and other costs on a consolidated basis, were 23.0 percent of company-operated restaurants revenue.

“The Company expects interest expense for the first quarter to be approximately $5.0 million. This figure includes interest paid on the Company’s term loan and revolving credit facility, as well as an estimated $1.4 million unfavorable adjustment to mark-to-market the Company’s interest rate swap agreements.”

Safe Harbor Disclosure
Matters discussed in this press release contain forward-looking statements relating to the Company’s strategic initiatives to protect its brand image, grow same-store sales, and increase market share, which are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, the Company’s ability to compete with other restaurants, delicatessens, supermarkets and convenience stores for customers, employees, restaurant locations and franchisees; the effect of restrictive covenants in the Company’s credit facility on the Company’s business; changes in consumer preferences, perceptions and spending patterns; the ability of the Company’s key suppliers to continue to deliver quality products to the Company at moderate prices; the Company’s ability to successfully enter new markets and complete remodels of existing restaurants; changes in economic conditions which may affect the Company’s business and stock price; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; the operational and financial success of the Company’s franchisees; changes in the price or availability of commodities; the effect of the media’s reports regarding food-borne illnesses, food tampering and other health-related issues on the Company’s reputation and its ability to obtain products; the seasonality of the Company’s operations; the Company’s ability to hire and retain qualified personnel and the effect of higher labor costs; increased insurance and/or self-insurance costs; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; the completion and timing of the proposed merger; and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE Restaurants, Inc.
Headquartered in Carpinteria, Calif., CKE Restaurants, Inc. is publicly traded on the New York Stock Exchange under the symbol “CKR.” As of the end of its fiscal 2010, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,141 franchised, licensed or company-operated restaurants in 42 states and in 16 countries, including 1,224 Carl’s Jr. restaurants and 1,905 Hardee’s restaurants. For more information about CKE Restaurants, please visit www.ckr.com.

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